Exhibit 10.2

Execution Version

CONSULTING AGREEMENT

Agreement dated as of October 24, 2019 between Flushing Bank (the “Bank”), and Douglas C. Manditch (“Consultant”), to become effective upon, and expressly subject to, the Closing (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, by and among Empire Bancorp, Inc., a New York corporation (“Empire”), Lighthouse Acquisition Co., Inc., a New York corporation and a special-purpose, wholly owned subsidiary of Parent (the “Merger Sub”), and Flushing Financial Corporation, a Delaware corporation and the parent company to the Bank (“Parent”), dated as of October 24, 2019 (the “Merger Agreement”), Merger Sub will merge with and into Empire, and immediately thereafter, Empire will merge with and into Parent, with Parent being the surviving corporation;

WHEREAS, Consultant is an employee of Empire and currently serves as its Chief Executive Officer and Secretary, as well as Chairman of Empire’s board of directors;

WHEREAS, for purposes of securing Consultant’s services for the Bank, the Board of Directors of Parent has authorized the proper officers of the Bank to enter into a consulting agreement with Consultant on the terms and conditions set forth herein, expressly contingent upon and subject to the closing of the transactions contemplated by the Merger Agreement (the “Closing”); and

WHEREAS, Consultant is willing to make his services available to the Bank on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

1.    Term. The term of this Agreement shall become effective upon the Closing and shall end on the third anniversary of the Closing, unless the Agreement is extended on terms mutually acceptable to the Bank and Consultant or terminated earlier as provided in Section 10.

2.    Services. During the term of this Agreement, the Bank shall retain Consultant as a consultant to the Bank and Consultant shall perform the services as described in Appendix A entitled “Services To Be Performed,” which is attached hereto and made a part of this Agreement.

3.    Compensation. It is anticipated that Consultant will provide consulting services to the Bank for approximately 36 months during the term of this Agreement, for which the Bank will pay Consultant a retainer of $16,666.66 per month for the period from the Closing through the third anniversary of the Closing. Consultant shall maintain accurate and complete records as to time spent in performance of services hereunder.

4.    Expenses. Consultant shall be reimbursed for expenses reasonably and necessarily incurred by him in connection with the performance of his services under this Agreement, in accordance with the Bank’s policies and procedures applicable from time to time with respect to consultants. Consultant shall furnish the Bank with appropriate documentation required by the Internal Revenue Code and regulations thereunder or otherwise reasonably required under the Bank’s policies in connection with such expenses.

5.    Withholding Taxes. The Bank shall not withhold federal, state or local taxes with respect to the compensation payable to Consultant under this agreement, and Consultant shall bear sole responsibility for the payment of all taxes due in connection with such compensation.

6.    Independent Contractor Status. Consultant shall provide the consulting services to the Bank as an independent contractor and, as such, Consultant shall be free to exercise his own discretion and judgment in the performance of such consulting services and with respect to the time, place, method and manner of performance. Nothing contained in this Agreement or in the performance of any of the consulting services shall be construed as creating the relationship of employer and employee between the Bank and Consultant. Consultant understands that he will not be entitled to receive any insurance or other employee benefits provided by the Bank to its employees. Consultant expressly agrees that the Bank shall not be responsible for payment of, and that Consultant shall not make a claim against the Bank (or with respect to his services for the Bank under this Agreement) for, workers’ compensation, disability benefits, or unemployment insurance.

7.    Non-Compete. Consultant agrees that at all times during his consultancy with the Company (such term to include all predecessor institutions, including Consultant’s previous employer, for all purposes of this Section 7 and Section 8 below) and its subsidiaries, and for a period of one year after Consultant’s termination with the Company and its subsidiaries, Consultant will not accept employment with or perform services for, whether as an owner, employee, officer, director, independent contractor, agent, partner, advisor, or in any other capacity calling for the rendition of Consultant’s personal services, any bank that has any material operations that compete with the Company and its subsidiaries in the New York City metropolitan area; provided, however, that Consultant shall not be prohibited from owning less than two percent of any publicly traded corporation.

8.    Non-Solicit & Confidentiality Provisions. The Bank understands that Consultant agrees that at all times during his consultancy with the Company and/or its subsidiaries, and for a period of one year thereafter, Consultant will not, directly or indirectly, (i) solicit for employment, recruit or hire, or assist any other entity to solicit for employment, recruit or hire, either as an employee or a consultant, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during to induce, the 12 months preceding or following the termination of the consultancy, (ii) induce or attempt or assist any other entity to induce or attempt to induce, any employee, consultant or independent contractor of the Company or any of its subsidiaries who was an employee, consultant or independent contractor of the Company or any of its subsidiaries at any time during the 12 months preceding or following the termination of the consultancy period, to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or its subsidiaries, or (iii) solicit, interfere with, divert or take away or attempt to interfere with, divert, or take away, or assist any other entity to interfere with, divert or take away the business or patronage of (A) any of the clients, customers or accounts of the Company or any of its subsidiaries who were such at the time of the termination of the consultancy and/or directorship, or (B) prospective clients, customers or accounts of the Company or any of its subsidiaries who were such at any time during the 12 months preceding the termination of the consultancy and/or directorship (the entities listed in clauses (A) and (B) above are collectively referred to herein as the (“Restricted Entities”).

Consultant acknowledges that in carrying out the business of the Company and its subsidiaries, Consultant may learn confidential or proprietary information about the Company and its subsidiaries or third parties. Confidential or proprietary information includes, among other things, any nonpublic information concerning the Company or its subsidiaries, including their respective business, financial performance, marketing or strategic plans, customers, and product pricing information, as well as any nonpublic information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed (collectively, “Confidential Information”). Consultant agrees that at all times during the consultancy period with the Company and/or its subsidiaries and thereafter, Consultant shall not disclose any Confidential Information outside of the Company or its subsidiaries or use such information for Consultant’s own or someone else’s benefit. Consultant agrees that such Confidential Information may be disclosed within the Company or its subsidiaries only to those individuals who need the information to carry out their business responsibilities. Consultant acknowledges that he is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

If, at any time, the provisions of this Section 8 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 8 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Consultant agrees that this Section 8 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

Consultant acknowledges and agrees that the restrictions contained in this Section 8 are reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions would cause substantial injury to the Company and that the Company would not have entered into this Agreement without receiving the protective covenants contained in this Section 8. In the event of a breach or a threatened breach by Consultant of any of the terms of this Section 8, the Company will be entitled to an injunction restraining Consultant from such breach or threatened breach (without the necessity of providing the inadequacy as a remedy of money damages or the posting of bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Company from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

9.    Termination. Consultant or the Bank may terminate this Agreement prior to the expiration of its term on 30 days’ written notice; provided, however, that this Agreement shall be terminated immediately in the event of Consultant’s death. In any event, this Agreement shall terminate and be null and void, without any further action of either party hereto, immediately upon the termination of the Merger Agreement in accordance with its terms. Any amounts due under this Agreement shall be paid promptly upon any such termination. If the Consultant fails to perform the duties under this Agreement or engages in conduct that is in violation of the Bank’s policies or if the Consultant terminates this Agreement or dies or becomes disabled, the Bank may terminate this Agreement with no liability for future payments. In the case of any other termination by the Bank, it will pay him the additional payments otherwise due under this Agreement at the time otherwise due. The provisions contained in Sections 7, 8 and 9 shall survive termination of this Agreement.

10.    Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of:

If to the Bank:
Flushing Bank
220 RXR Plaza
Uniondale, New York, 11556
Attention: Office of the Chief Exceutive Officer
If to Consultant:
Douglas C. Manditch
8 Alo Court
St. James, New York 11780

12.    Entire Agreement; Modifications. This Agreement together with the Confidentiality Agreement contain the entire understanding between the parties with respect to the subject matter hereof, and may not be altered, varied, revised, or amended except by an instrument in writing signed by Consultant and the Bank subsequent to the date of this Agreement.

13.    Assignment. This Agreement is for the personal services of Consultant and shall not be assignable by Consultant.

14.    Section 409A. The parties anticipate that Consultant will not incur a “separation from service” with the Bank, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), until the termination of Consultant’s services under this Agreement. Consultant shall bear sole responsibility for any consequences under Section 409A arising out of Consultant’s performance of services under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Consultant and the Bank have caused this Agreement to be executed as of the day of year first above written

FLUSHING BANK

By:	/s/ John R. Buran
Name:	John R. Buran
Title:	President and Chief Executive Officer

/s/ Douglas C. Manditch
Douglas C. Manditch, Consultant

[Signature Page to Consulting Agreement - Douglas C. Manditch]

APPENDIX A

SERVICES TO BE PERFORMED

•	Maintain contact with current Empire customers and encourage them to continue banking at Flushing Bank.

•	Introduce Flushing Executive and Senior Management to Centers of Influence and encourage them to refer business to Flushing Bank.

•	Maintain contact with existing Centers of Influence and encourage them to continue banking at Flushing Bank.

•	Encourage current Empire board members to refer or move their business to Flushing Bank.

•	Chair the Suffolk Advisory Board where the bank will invite all current Empire board members to participate.

•	Be an ambassador for Flushing Bank in the Long Island market.